EXHIBIT 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2016 containing information relating to Talos Energy LLC’s estimated proved reserves as of December 31, 2015, included in the Registration Statement on Form S-4 of Talos Energy Inc. (formerly Sailfish Energy Holdings Corporation) (File No. 333-222341), as amended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement on Form S-4 of Talos Energy Inc., as amended, incorporated by reference in this Registration Statement on Form S-8.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, LP
TBPE Firm Registration No. F-1580

Houston, Texas

May 18, 2018